EXHIBIT 8.1

April 1, 2020

Ecolab Inc.

1 Ecolab Place

St. Paul, MN 55102

Ladies and Gentlemen:

We have acted as special tax counsel to Ecolab Inc., a Delaware corporation (“Ecolab”), in connection with the proposed distribution by Ecolab to its shareholders of the stock of ChampionX Holding Inc., a Delaware corporation (“ChampionX”), which will own and operate Ecolab’s upstream energy business, and certain other related transactions (collectively, the “Separation”), followed by the merger of Athena Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Apergy Corporation, a Delaware corporation (“Apergy”), with and into ChampionX (the “Merger”).

In connection with the Separation and the Merger, Ecolab is offering its shareholders the right to exchange shares of Ecolab common stock for common stock of ChampionX pursuant to an exchange offer described in a registration statement of ChampionX on Form S-4 and Form S-1 filed with the Securities and Exchange Commission (the “SEC”) (including all amendments and exhibits thereto) (the “Registration Statement”), and, to the extent that such exchange offer is not fully subscribed, distributing pro rata to its shareholders any remaining common stock of ChampionX held by Ecolab (such exchange offer, the “Exchange Offer,” such pro rata distribution, the “Clean-Up Spin-Off” and the Exchange Offer, together with the Clean-Up Spin-Off, if any, the “Distribution”). This letter sets

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April 1, 2020

forth our opinion concerning the material U.S. federal income tax consequences of the Distribution and the Merger (collectively, the “Transactions”).1

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants made and information made available by representatives of Ecolab, ChampionX, Apergy and their respective subsidiaries, including the accuracy and completeness of all representations and covenants set forth in the certificate issued on (i) April 1, 2020 by an officer of Ecolab on behalf of Ecolab and ChampionX, respectively (the “Ecolab Officer’s Certificate”) and (ii) April 1, 2020 by an officer of Apergy on behalf of Apergy and Merger Sub, respectively (the “Apergy Officer’s Certificate” and, together with the Ecolab Officer’s Certificate, the “Officer’s Certificates”). We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the following documents:

•	the Registration Statement;

•

the transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Separation and the Transactions have been and will be effected (collectively, with the documents referred to in the preceding bullets and with the Officer’s Certificates, the “Transaction Documents”); and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are true, correct and complete, and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise. Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of Ecolab, ChampionX, Apergy and their respective subsidiaries, including those set forth in the Transaction Documents. We have assumed that the Separation and the Transactions will be consummated in the manner contemplated by the Registration Statement and the Transaction Documents. Our opinion further is expressly conditioned on the following: at the time of the Transactions (i) an appropriate officer of each of Ecolab and Apergy will execute certificates that

[1]

Unless otherwise indicated, all Section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Registration Statement.

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April 1, 2020

include representations and covenants substantially similar to those contained in the Ecolab Officer’s Certificate and the Apergy Officer’s Certificate, respectively, and (ii) we will deliver the Distribution Tax Opinion and the Merger Tax Opinion.

In rendering our opinion, we have considered applicable provisions of the Code, the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the IRS, and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Transactions. It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. The issues covered by this opinion are complex and, in certain instances, the relevant legal authorities are not directly on point in their application to the transaction at issue. Accordingly, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Distribution and the Merger,” except for the assumptions that the Distribution qualifies as a reorganization under Sections 355 and 368(a)(1)(D) of the Code and the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code, it is our opinion that under current U.S. federal income tax law:

1.    No gain or loss will be recognized by Ecolab on the Distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the Distribution and with respect to any “intercompany transaction” required to be taken into account by Ecolab under the Treasury Regulations related to consolidated federal income tax returns.

2.    A U.S. Holder will not recognize any gain or loss and no amount will be includable in income for U.S. federal income tax purposes as a result of the receipt of ChampionX common stock pursuant to the Distribution.

3.    A U.S. Holder’s aggregate tax basis in ChampionX common stock received pursuant to the Exchange Offer will equal such holder’s tax basis in its shares of Ecolab common stock exchanged therefor as of immediately before the exchange.

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4.    A U.S. Holder’s holding period for ChampionX common stock received pursuant to the Exchange Offer will include the holding period for that holder’s shares of Ecolab common stock exchanged therefor.

5.    In the event that Ecolab undertakes the Clean-Up Spin-Off, the aggregate tax basis of the shares of Ecolab common stock (excluding any Ecolab common stock exchanged for ChampionX common stock in the Exchange Offer) and ChampionX common stock distributed in the Clean-Up Spin-Off, in the hands of each U.S. Holder immediately after the Clean-Up Spin-Off, will be the same as the aggregate tax basis of the shares of Ecolab common stock held by such holder immediately before the Clean-Up Spin-Off (excluding any Ecolab common stock exchanged for ChampionX common stock in the Exchange Offer), allocated between such shares of Ecolab common stock and ChampionX common stock in proportion to their relative fair market values immediately following the Clean-Up Spin-Off.

6.    In the event that Ecolab undertakes the Clean-Up Spin-Off, each U.S. Holder’s holding period in the shares of ChampionX common stock received in the Clean-Up Spin-Off will include the holding period of the shares of Ecolab common stock with respect to which the shares of ChampionX common stock were received.

7.    ChampionX will not recognize gain or loss in the Merger.

8.    U.S. Holders of ChampionX common stock will not recognize gain or loss upon the receipt of Apergy common stock pursuant to the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Apergy common stock.

9.    The aggregate tax basis in the shares of Apergy common stock received by a U.S. Holder of ChampionX common stock pursuant to the Merger (including fractional shares deemed received) will be equal to such holder’s aggregate tax basis in its shares of ChampionX common stock surrendered in exchange for the shares of Apergy common stock.

10.    A U.S. Holder’s holding period for the Apergy common stock received in the Merger (including fractional shares deemed received) will include the holding period for the ChampionX common stock surrendered in the Merger.

11.    A U.S. Holder that receives cash in lieu of a fractional share of Apergy common stock generally will be treated as having received a fractional share and having received such cash as consideration for the sale of such share (with the possible exception of certain U.S. Holders who, directly or by attribution, otherwise own shares of Apergy common stock). If a U.S. Holder is treated as having received such cash as consideration for the sale of such share, gain or loss will be recognized

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based on the difference between the amount of cash received and the portion of the holder’s aggregate adjusted basis in the ChampionX common stock surrendered which is allocable to the fractional share.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Separation, the Transactions or any other transaction or event contemplated by or referred to in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law. We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP